Exhibit 99.1

Nasdaq Names Adena Friedman Chief Executive Officer

Robert Greifeld Nasdaq Chairman of the Board

NEW YORK, Nov. 14, 2016 (GLOBE NEWSWIRE) — Nasdaq is today announcing its Board of Directors has named Adena Friedman President and Chief Executive Officer, and she will also join the Board of Directors, effective January 1, 2017.

After nearly 14 years leading the company as CEO, Bob Greifeld will become Chairman of the Board. Nasdaq Chairman Borje Ekholm will step down as Nasdaq’s Chairman on December 31, 2016, and will remain on the Board of Directors. On October 26, 2016, Ekholm was named President and CEO of Ericsson, a position he will start on January 16, 2017.

“Naming Adena CEO represents the successful conclusion of a rigorous, multi-year succession planning process,” said Ekholm. “Adena is uniquely qualified for this role. For nearly two decades she has steadily risen through the leadership ranks, beginning as a Nasdaq intern. During this time, she acquired deep expertise across a broad range of business and operational areas, as well as instituting a sharp focus on technology, all of which will drive the future of Nasdaq.”

“We want to thank Bob for his nearly 14 years of leadership as CEO, guiding Nasdaq’s growth from its humble beginnings as a single equities exchange with 200 employees, to a global technology leader with 4,400 employees in 26 countries,” Ekholm continued. “Bob had the vision to reimagine Nasdaq as a financial technology company, and navigated the organization through a period of tremendous innovation and diversification. This resulted in delivering incredible client and shareholder value — increasing the company’s market capitalization from $600 million in 2003 to $11 billion today. His strong leadership provides an amazing trajectory for Nasdaq’s next chapter.”

“I am truly excited about the opportunity to lead this exceptional company,” said Friedman. “Over my nearly 20 years here, the great people at Nasdaq, with their tremendous entrepreneurial spirit, have driven our success as a global leader of markets, a technology pioneer, and a high integrity exchange operator. Together, we will continue our journey from one of the earliest fintech companies, to a global leader whose technology powers more than 100 marketplaces around the world. We are a relentless, client-centric organization and we will continue that focus, always striving to develop new products that meet our clients’ most critical needs. Importantly, I want to thank Bob for his tremendous leadership that brought us to this point, as well as his mentorship and friendship over the years. I look forward to our continued work together in his new role as Chairman.”

Friedman joined Nasdaq in 1993, and later served in a variety of leadership roles, including Head of Data Products, Head of Strategy, and Chief Financial Officer. In 2011, she joined The Carlyle Group as its CFO, helping to lead the firm through its initial public offering in 2012 and overseeing the firm’s Finance and IT organizations for three years. In June 2014, she rejoined Nasdaq as President, responsible for Listing Services, Information Services (Data and Index solutions), and Technology Solutions (Market Technology and Corporate Solutions), totaling more than half of the company’s profit.

In December 2015, Friedman was named to the additional role of Chief Operating Officer of Nasdaq, tasked with identifying new growth opportunities as well as finding ways to optimize the company’s product and service offerings. In that role, she had P&L responsibility and oversaw day-to-day operational business decisions.

“I believe Nasdaq is in its strongest competitive position ever,” said Greifeld. “Our client franchise is expanding, our technology is uniquely differentiated, and our investments in the future successfully position us for years to come. As such, it is the right time to transition leadership of this company to its next phase of evolution, and I take great personal pride that the Board has selected Adena to lead Nasdaq. I’ve had the opportunity to watch Adena grow and develop over the last 14 years, and can confidently say she is the right person for this role and is unquestionably as passionate about the company’s future as I am. Adena has played an instrumental role in building this organization into one of the most innovative leaders, with a tremendous disruptive spirit. I know she will do exceptionally well for clients, shareholders and employees.”

Greifeld continued, “Importantly, Nasdaq would not be where we are at today without Borje’s guidance, counsel and dedication. He has been invaluable to me and this organization in helping shape our vision and strategic direction, and we wish him the best in his new role.”

About Nasdaq:

Nasdaq (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,700 listed companies with a market value of $10.0 trillion and approximately 18,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

Nasdaq Media Contacts:

Allan Schoenberg

(212) 231-5534 (desk)

(929) 290-2191 (mobile)

Allan.Schoenberg@nasdaq.com

Joe Christinat

(646) 441-5121 (desk)

(646) 284-5920 (mobile)

joseph.christinat@nasdaq.com